U.S. SECURITIES AND EXCHANGE COMMISSION
	Washington D.C. 20549

	FORM 4

	STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

	Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(   )	Check this box if no longer subject to Section 16. Form 4 or
Form 5 obligations may continue. See Instruction 1(b).

1.	Name and Address of Reporting Person*

	 Yakimishyn          Gerald
		(Last)		(First)		(Middle)

	 11270 Chalet Road
	(Street)

	 N. Saanich  B.C.       Canada                        V8L 5M1
		(City)		(State)				(Zip)


2.	Issuer Name and Ticker or Trading Symbol

	MarketCentral.net Corp.  [MKTS]

3.	IRS or Social Security Number of Reporting Person (Voluntary)



4.	Statement for Month/Year

	January, 1999

5.	If Amendment, Date of Original (Month/Year)

	N/A

6.	Relationship of Reporting Person to Issuer
	(Check all applicable)

	(   )  Director				( X )  10% Owner
	(   )  Officer (give title below)	(   )  Other (specify below)




7.	Individual of Joint/Group Filing (Check applicable line)

	( X )  Form Filed by One Reporting Person
	(   )  Form Filed by More than One Reporting Person




	Table I - Non-Derivative Securities Acquired, Disposed of, or
	Beneficially Owned





4.
Securities Acquired (A) or
Disposed of (D)
(Instr. 3, 4 and 5)








1.
Title of
Security
(Instr. 3)





2.
	Trans-
	action
	Date
	(mm/dd/yy)





3.
	Trans-
	action
	Code
	(Instr. 8)









Amount





(A)
or
(D)









	Price
5. Amount of
Securities
Beneficially
Owned at End
of Month
(Instr. 3 and 4)
6. Owner-ship
Form: Direct
(D) or Indirect
(I) (Instr. 4)
7. Nature of
Indirect Bene-
Ficial Owner-
ship (Instr 4)
Common Stock
	01/07/00

1,000
D
$7.75
	44,500
	D

Common Stock
	01/10/00

1,000
D
$8.25

	D

Common Stock
	01/11/00

500
D
$8.625

	D

Common Stock
	01/11/00

  500
D
$8.625
	87,500
	I
Corp. Entity
Common Stock
	01/19/00

1,000
D
$8.50
	54,000
	I
Spouse
Common Stock
	01/24/00

1,000
D
$8.00

	I
Corp. Entity
Common Stock
	01/26/00

1,000
D
$8.25

	I
Spouse
Common Stock
	01/26/00

1,000
D
$8.25

	D

Common Stock
	01/27/00

1,000
D
$8.50
	14,500
	I
Child in
household











	Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
	(e.g., puts, calls, warrants, options,convertible securities)

1.
Title of
Derivative
Security
(Instr. 3)
2.
Conver-
sion of
Exercise
Price of
Derivative
Security
3.
Trans-
action
	Date
(MM/DD/YY)
4.
Trans-
action
Code
(Instr. 8)
 -------
	Code 8
5.
Number of
Derivative
Securities
Acquired (A)
or Disposed
of (D) (Instr.
3, 4 and 5)
------------
(A)      (D)



6.
Date Exercisable
and Expiration
Date (mm/dd/yy)
------------------
Date	Expira-
Exer-	tion
cisable	Date
7.
Title and Amount of
Underlying Securities
(Instr. 3 and 4)
-------------------
Title      Amount or
           Number of
            Shares
8.
Price
of Deriv-
ative
Security
(Instr.
5)
9.
Number of
Deriv-
ative
Secur-
ities
Bene-
ficially
Owned at
End of
Month
(Instr. 4)
10.
Owner-
ship of
Deriv-
ative
Secur-
ity:
Direct
(D) or
Indirec
t (I)
(Instr.
4)
11.
Nature of
Indirect
Beneficial
Ownership
(Instr. 4)











































































/s/ Gerald S. Yakimishyn	         February 9, 2000
** Signature of Reporting Person	      Date

**	Intentional misstatements or omissions of facts constitute Federal Criminal
 Violations.

	See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:	File three copies of this Form, one of which must be manually signed.
 If space provided is insufficient, See Instruction 6 for procedure.

	Alternatively, this form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.





* If the Form is filed by more than one Reporting Person, see Instruction 5(b)
 (v)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.